As filed with the Securities and Exchange Commission on February 12, 2007
REGISTRATION NO. 333-_______

SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETWORK-1 SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	11-3027591
(State or other jurisdiction	(I.R.S. employer
of incorporation)	identification number)

445 PARK AVENUE, SUITE 1028
NEW YORK, NEW YORK 10022
(212) 829-5770
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

NETWORK-1 SECURITY SOLUTIONS, INC.
AMENDED AND RESTATED 1996 STOCK OPTION PLAN
10 INDIVIDUAL OPTION AGREEMENTS
(Full title of the plan)

COREY M. HOROWITZ
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
NETWORK-1 SECURITY SOLUTIONS, INC.
445 PARK AVENUE, SUITE 1028
NEW YORK, NEW YORK 10022
(212) 829-5770
(Address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

SAM SCHWARTZ, ESQ.
EISEMAN LEVINE LEHRHAUPT & KAKOYIANNIS, PC
805 THIRD AVENUE, 10TH FLOOR, NEW YORK, NEW YORK 10022
(212) 752-1000

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED ----------------------------------------	AMOUNT TO BE REGISTERED (1) (2) ------------------	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3) --------------	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (3) ------------------	AMOUNT REGISTRATION FEE ------------
Common Stock, par value $.01 per share....	4,132,731	$1.40	$5,785,823	$619.08

(1) Represents 1,457,370 shares of common stock, par value $.01 per share (the “Common Stock”), of Network-1 Security Solutions, Inc. (the “Company”) issuable upon exercise of stock options granted by the Company under its Amended and Restated 1996 Stock Option Plan (the “Stock Option Plan”) and 2,675,361 shares of Common Stock of the Company that may be offered or sold pursuant to 10 individual option agreements in favor of certain employees, officers, directors and consultants of the Company (the “Option Agreements”), for which no registration statement has previously been filed. Pursuant to Rule 429 under the Securities Act, the combined prospectus included in this Registration Statement includes 1,800,000 unsold shares included in and carried forward from the Company’s Registration Statement (No. 333-117064) filed on December 30, 1999 and 735,000 unsold shares included in and carried forward from the Company’s Registration Statement (No. 333-64066) filed on June 28, 2001, in addition to the 4,132,731 shares initially registered hereunder.

(2) Pursuant to Rule 416, this registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Stock Option Plan and the Option Agreements.

(3) Pursuant to Rule 457 (c) and (h) promulgated under the Securities Act, includes (i) an aggregate of 1,457,370 shares with respect to which options have been granted under the Stock Option Plan and (ii) an aggregate of 2,675,361 shares with respect to the Option Agreements, based on the average of the high and low sales prices for the shares of Common Stock as reported on The OTC Bulletin Board on February 6, 2007 of $1.40.

Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined prospectus that covers 1,800,000 unsold shares of common stock being carried forward from the Company’s Registration Statement No. 333-93895 and 735,000 unsold shares of Common Stock being carried forward from the Company’s Registration Statement No. 333-64066 in addition to the 4,132,731 shares registered hereunder. This Registration Statement also constitutes a Post-Effective Amendment No. 1 to Registration Statement No. 333-93895 and Registration Statement No. 333-64066.

EXPLANATORY NOTES

On December 30, 1999, Network-1 Security Solutions, Inc. (the “Company”) filed a Registration Statement on Form S-8 (Registration No. 333-93895) registering 1,800,000 shares of our Common Stock, par value $.01 per share (the “Common Stock”), issuable upon exercise of stock options granted under our Stock Option Plan. On November 9, 2000, our shareholders approved an increase of 735,000 shares of Common Stock under the Stock Option Plan to a total of 2,535,000 shares. On June 28, 2001, we filed a registration statement on Form S-8 (Registration No. 333-64066) registering an additional 735,000 shares of our Common Stock, par value $.01 per share (the “Common Stock”), issuable upon exercise of stock options granted by us under the Stock Option Plan. On November 27, 2001, our shareholders approved an increase of 1,465,000 shares of our Common Stock under the Stock Option Plan to a total of 4,000,000 shares. We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 4,132,731 shares of our Common Stock including 1,457,370 additional shares of Common Stock issuable upon exercise of stock options granted under our Stock Option Plan and 2,675,361 additional shares of our Common Stock issuable pursuant to 10 individual option agreements.

This Form S-8 includes a Reoffer Prospectus and is a combined prospectus pursuant to Rule 429 of the Securities Act, relating also to Registration Statement No. 333-93895 and Registration Statement No. 333-64066, and contains the Form S-3 information required by General Instruction C.1 for Form S-8. The Reoffer Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the Stock Option Plan and the 10 individual option agreements by selling stockholders who may be deemed “affiliates” (as such term is defined in Rule 405 under the Securities Act) of the Company.

The amount of securities to be offered or resold under the re-offer prospectus by each shareholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three (3) month period, the amount specified in Rule 144(e) as promulgated under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Company will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

6,667,731 SHARES
NETWORK-1 SECURITY SOLUTIONS, INC.
COMMON STOCK ($.01 PAR VALUE)

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our Common Stock that may be issued by us to the selling stockholders upon the exercise of stock options granted under our Amended and Restated 1996 Stock Option Plan and upon exercise options issued to directors, employees and consultants, pursuant to 10 individual option agreements. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is traded on the OTC Bulletin Board. On February 6, 2007, the closing price for our Common Stock, as reported by the OTC Bulletin Board, was $1.37.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 2007.

TABLE OF CONTENTS

PAGE

ABOUT THIS PROSPECTUS	3

THE COMPANY	3

RISK FACTORS	4

WHERE YOU CAN FIND MORE INFORMATION	9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9

NOTE REGARDING FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	11

SELLING STOCKHOLDERS	11

PLAN OF DISTRIBUTION	16

LEGAL MATTERS	18

EXPERTS	18

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	18

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) and therefore omits certain information in such registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document. You can inspect a copy of the registration statement and its exhibits, without charge, at the SEC’s public reference room, and can copy such material upon paying the SEC’s prescribed rates.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

Our principal business is the acquisition, development, licensing and protection of our intellectual property. We presently own six patents covering various telecommunications and data networking technologies. Our strategy is to pursue licensing and strategic business alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our patents as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.

In February 2004, we initiated licensing efforts relating to one of our patents (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet cables (the “Remote Power Patent”). We have focused, and will continue to focus, our efforts on licensing our Remote Power Patent. As of the date of this prospectus, we have not entered into any license agreements with respect to our Remote Power Patent. During the next 12 months, our management does not anticipate licensing efforts for our other patents besides the Remote Power Patent. Our Remote Power Patent relates to, among other things, several key technologies underlying the IEEE 803.3af Power Over Ethernet standard that was approved on June 13, 2003 by the Institute of Electrical and Electronic Engineers. This standard governs the delivery of power over Ethernet cables in order to remotely power network connected devices, including wireless switches, wireless access points, RFID card readers, VOIP telephones, enterprise LAN switches and network cameras.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and to enter into license agreements for our technology. In addition to our patent litigation against D-Link Corporation and D-Link Systems, Incorporated for infringement of our Remote Power Patent as described below, it may be necessary for us to commence patent litigation against additional third parties whom we believe require a license to our patents. We also may be subject to third party claims seeking to invalidate our patents.

On August 10, 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated in the United States District Court for the Eastern District of Texas, Tyler division (Civil Action No. 6:05W291), for infringement of our Remote Power Patent. Our complaint seeks, among other things, a judgment that our Remote Power Patent is enforceable and has been infringed by the defendants. We are also seeking a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent. In the event the Court determines that our Remote Power Patent was not valid or enforceable and/or that the defendants did not infringe, any such determination would have a material adverse effect on our company.

We were incorporated under the laws of the State of Delaware in July 1990. Our executive offices are located at 445 Park Avenue, Suite 1028, New York, New York 10022 and our telephone number at that address is (212) 829-5700. Our web site can be found at http://www.network-1.com.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. The risk factors listed below are those that we consider to be material to an investment in our Common Stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below. In such an event, the trading price of our Common Stock could decline, and you could lose all or part of your investment. Before you invest in our Common Stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our Common Stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 10.

We have a history of losses and no revenue from current operations.

We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of $(45,377,000) as of September 30, 2006. For the years ended December 31, 2005 and 2004, we incurred net losses of $(1,332,000) and $(1,953,000), respectively. For the nine months ended September 30, 2006, we incurred a net loss of $(1,056,000). We have financed our operations primarily by sales of equity securities. Since December 2002, when we discontinued our security software products and following the commencement of our patent technology licensing business in November 2003, we have had no material revenue from operations for the years ended December 31, 2004, December 31, 2005 and for the nine months ended September 30, 2006. Our ability to achieve revenue and generate positive cash flow from operations is dependent upon consummating licensing agreements with respect to our patented technologies. We may not be successful in achieving licensing agreements with third parties and our failure to do so would have a material adverse effect on our business, financial condition and results of operations. We may not be able to achieve revenue or generate positive cash flow from operations from our licensing business.

We could be required to stop operations if we are unable to develop our technology licensing business or raise capital when needed.

We anticipate, based on our currently proposed plans and assumptions relating to our operations (including the timetable of, costs and expenses associated with our continued operations), that our cash position of $2,129,000 at September 30, 2006 will more likely than not be sufficient to satisfy our operations and capital requirements until December 2007. However, we may expend our funds prior thereto. In the event our plans change, or our assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we could have insufficient funds to support our operations prior to December 2007. Our inability to obtain additional financing when needed, absent generating sufficient cash from licensing arrangements, would have a material adverse effect on the Company, requiring us to curtail or possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to the interests of our then existing stockholders.

Our licensing business may not be successful.

In November 2003, we entered the technology licensing business following our acquisition of six patents relating to various telecommunications and data networking technologies including, among others, patents covering the delivery of remote power over Ethernet and the transmission of audio, video and data over computer and telephony networks. Accordingly, we have a limited history in the technology licensing business upon which an evaluation of our prospects and future performance can be made. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the development, operation and expansion of a new business based on patented technologies in a highly specialized and competitive market. We may not be able to achieve revenue or profitable operations from our licensing business.

Our future source of licensing revenue is uncertain.

In February 2004, we initiated our first licensing efforts relating to the technologies in our remote power patent (U.S. Patent No. 6,218,930) (the “Remote Power Patent”). To date, we have not entered into any licensing agreements with third parties with respect to our Remote Power Patent or our other patented technologies. Our inability to consummate licensing agreements and achieve revenue from our patented technologies would have a material adverse effect on our operations and our ability to continue our business. In addition, in the event we consummate license arrangements with third parties, such arrangements are not likely to produce a stable or predictable stream of revenue in the foreseeable future. Furthermore, the success of our licensing efforts depends upon the strength of our intellectual property rights.

We are currently relying upon the efforts of ThinkFire to consummate licensing agreements for our Remote Power Patent with certain select potential licensees.

On November 30, 2004, we entered into a Master Services Agreement (the “Agreement”) with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which we granted ThinkFire the exclusive (except for us and related companies) worldwide rights to negotiate license agreements for our Remote Power Patent with respect to certain potential licensees agreed to between the parties. Either we or ThinkFire can terminate the Agreement upon 60 days notice for any reason or upon 30 days notice in the event of a material breach. We have agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on our behalf. ThinkFire may not be successful in consummating license agreements on our behalf and even if such agreements are consummated they may not result in significant royalty payments to us.

Our success is dependent upon our ability to protect our proprietary technologies.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights. We currently hold 6 patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies and include among other things, patents covering the transmission of audio, voice and data over computer and telephony networks and the delivery of remote PoE networks. We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights. The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our proprietary technologies may not be successful. We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent rights. In the event our intellectual property rights are not upheld, such an event would have a material adverse effect on us.

We are currently relying upon our contingency fee agreement with Blank Rome.

In August 2005, we entered into an agreement with Blank Rome, LLP (“Blank Rome”), a national law firm, pursuant to which Blank Rome has been engaged to represent us in connection with all litigation involving our Remote Power Patent. Blank Rome has agreed to represent us with respect to each litigation pertaining to the Remote Power Patent on a full contingency basis (except for any proceeding before the International Trade Commission). As compensation for its services on a full contingency basis, Blank Rome will receive from us percentages of Net Consideration (as defined in the Agreement) ranging from 12.5% to 35% received by us by way of settlement or judgment in connection with each litigation matter. We have also agreed to compensate Blank Rome in an amount equal to 10% of the Net Consideration received by us from certain designated parties mutually agreed upon by us and Blank Rome (the “Designated Parties”) in the event that prior to commencement of litigation such Designated Parties enter into license agreements or similar agreements with us during the period of Blank Rome’s engagement.

The Agreement may be terminated by either Blank Rome or us upon 30 days notice. If we elect to terminate the Agreement, we will compensate Blank Rome in an amount equal to 5% of the Net Consideration received by us from the Designated Parties with whom Blank Rome has not commenced litigation on our behalf, provided that such parties had substantive licensing or settlement discussions related to our Remote Power Patent during the term of the Agreement and entered into a license agreement or similar agreement with us providing for Net Consideration within the 12 month period following termination. In addition, in the event of termination, Blank Rome will receive its pro-rata share of Net Consideration based upon its hourly time charges with respect to parties against whom Blank Rome commenced litigation (or defended) on our behalf. In the event our agreement with Blank Rome is terminated, depending upon our financial resources at the time, we may need to enter into a contingent fee agreement with a new law firm in order to enforce and/or defend our Remote Power Patent and our inability to secure such an arrangement on satisfactory terms and on a timely basis may have a material adverse effect on us.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

Our success depends on our ability to protect our intellectual property rights. In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated for infringement of our Remote Power Patent (see below Risk Factors - “We face uncertainty of outcome of litigation with D-Link”). In the future, it may be necessary for us to commence patent litigation against additional third parties whom we believe require a license to our patents. In addition, we may be subject to claims seeking to invalidate our patents, as has been asserted by D-Link as a defense in the pending litigation. These types of claims, with or without merit, may subject us to costly litigation and diversion of management’s focus. If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies. Successful litigation against us resulting in a determination that our patents are invalid would have a material adverse effect on us.

We face uncertainty as to the outcome of litigation with D-Link.

On August 10, 2005, we commenced litigation against D-Link Corporation and D-Link Systems, Incorporated in the United States District Court for the Eastern District of Texas, Tyler division (Civil Action No. 6:05W291), for infringement of our Remote Power Patent. Our complaint seeks, among other things, a judgment that our Remote Power Patent is duly enforceable and has been infringed by the defendants. We also seek a permanent injunction restraining defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent. On February 27, 2006, the D-Link defendants filed answers and asserted counterclaims. In their answers, the D-Link defendants asserted that they did not infringe any valid claim of our Remote Power Patent, and further asserted that our asserted patent claims are invalid and/or unenforceable. In addition to these defenses, the D-Link defendants also asserted counterclaims for, among other things, non-infringement, invalidity and unenforceability of the Remote Power Patent.

Material licensing revenues from our Remote Power Patent may be dependent upon the applicability of the IEEE Standard.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 360,000 individual members in approximately 175 countries. The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries. In 1999, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices. In June 2003, the IEEE Standards Association approved the 802.3af Power Over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet cables including whether deployed in switches or as standalone midspan hubs both of which provide power to remote devices including wireless access points, IP phones and network based cameras. The technology is commonly referred to as Power Over Ethernet (“PoE”). We believe our Remote Power Patent covers several of the key technologies covered by the Standard. However, there is a risk that as a result of litigation a court may determine otherwise and such a determination would have a material adverse effect on our ability to enter into license agreements and achieve revenue and profits from our Remote Power Patent.

We face intense competition and we may not be able to successfully compete.

The telecommunications and data networking market is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies. Our current and potential competitors have longer operating histories, greater name recognition and possess substantially greater financial, technical, marketing and other competitive resources than us. Although we believe that we have rights to enforceable patents relating to telecommunications and data networking, there can be no assurance that third parties will not invalidate any or all of our patents. In addition, the telecommunications and data networking industries may develop technologies that may be more effective than our proprietary technologies or that render our technologies less marketable or obsolete.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The telecommunications and data networking technology market including, transmission of audio, video and data over computer and telephony networks and the delivery of remote power over Ethernet markets, are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable. To the extent we are able to achieve revenue in the future, such revenue will be derived from licensing our technologies based on existing and evolving industry standards.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman and Chief Executive Officer and Chairman of the Board of Directors. The loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects. We are currently negotiating with Mr. Horowitz the terms of a new employment agreement as his employment agreement expired in November 2006. We do not maintain key-man life insurance on the life of Mr. Horowitz.

Risks related to low priced stocks.

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI. Since the trading price of our common stock is below $5.00 per share, our common stock is considered a penny stock. SEC regulations generally define a penny stock to be an equity security that is not listed on Nasdaq or a national securities exchange and that has a market value of less than $5.00 per share, subject to certain exceptions. SEC regulations require broker-dealers to deliver to a purchaser of our common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). Broker-dealers must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and monthly account statements disclosing recent price information for the penny stock held in the customer’s account.

The significant number of options and warrants outstanding may adversely effect the market price for our common stock.

As of February 1, 2007, there are outstanding options and warrants to purchase an aggregate of 9,281,481 shares of our common stock at exercise prices ranging from $.12 to $10.00. To the extent that outstanding options and warrants are exercised, stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We have a significant amount of authorized but unissued preferred stock, which may affect the likelihood of a change of control in our company.

Our Board of Directors has the authority, without further action by the stockholders, to issue 10,000,000 shares of preferred stock on such terms and with such rights, preferences and designations as our Board of Directors may determine. Such terms may include restricting dividends on our common stock, dilution of the voting power of our common stock or impairing the liquidation rights of the holders of our common stock. Issuance of such preferred stock, depending on the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control. In addition, certain “anti-takeover” provisions in Delaware law may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

In the event that the Court determines that our Remote Power Patent was not valid or enforceable and/or that the defendants did not infringe, any such determination would have a material adverse effect on us.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	our ability to successfully enforce and/or defend our Remote Power Patent;

•	our ability to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

•	our ability to achieve revenues and profits;

•	our ability to raise capital when needed;

•	sales of our common stock;

•	our ability to execute our business plan;

•	technology changes;

•	legislative, regulatory and competitive developments; and

•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

We have registered for resale 22,453,987 shares of common stock, including shares issuable upon exercise of outstanding options and warrants that are not currently freely tradable. If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Additional stock offerings may dilute current stockholders.

We may need to issue additional shares of our capital stock or securities convertible or exercisable for shares of our capital stock, including preferred stock, options or warrants. The issuance of additional capital stock may dilute the ownership of our current stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC has prescribed rates for copying. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2005 (filed April 12, 2006);

2.
Our current reports on Form 8-K and Form 8-K/A filed on February 8, 2006, February 9, 2006, February 15, 2006, March 31, 2006, April 17, 2006, May 16, 2006, August 7, 2006, September 14, 2006, November 15, 2006, November 28, 2006 and December 22, 2006;

3.	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2006, June 30, 2006 and September 30, 2006 (filed May 15, 2006, August 3, 2006 and November 14, 2006); and

4.	The description of our Common Stock incorporated by reference in our Registration Statement on Form 8-A (filed October 9, 1998), as amended on November 3, 1998.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request, a copy of any of these filings, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. You should direct such requests to us at 445 Park Avenue, Suite 1028, New York, New York 10021, Attention: Corey M. Horowitz, Chairman and Chief Executive Officer, telephone number (212) 829-5770.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by and information available to our management. Statements containing terms such as “believes,” “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions they consider reasonable, has compiled these forward-looking statements. Such statements reflect our current views with respect to future events. These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under “Risk Factors.” You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement. Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of common shares will go to the shareholders who offer and sell their shares. We will not receive any part of the proceeds from such sales. We will, however, receive the exercise price of the options at the time of their exercise (exclusive of options to purchase 4,295,361 shares which may be exercised on a “cashless” basis). If all of the options are exercised (assuming no exercise on a “cashless” basis), we will realize proceeds in the amount of $4,933,656. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of shares of common stock (“Common Stock”) issued or that may be issued to the selling stockholders under our Stock Option Plan and other options issued to officers, directors, employees and consultants pursuant to 10 individual option agreements. The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this prospectus, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of the date of this prospectus), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering.

NAME	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING(1)	NUMBER OF SHARES BEING OFFERED(2)	NUMBER OF SHARES OF BENEFICIALLY OWNED AFTER OFFERING(3)	PERCENTAGE OUTSTANDING COMMON STOCK AFTER OFFERING(3)

Corey M. Horowitz	8,684,226(5)	4,348,486(6)	4,335,740	21.2%
Barry Rubenstein	3,743,251(7)	59,375(8)	3,683,876	19.3%
Irwin Lieber	2,048,338(9)	59,375(10)	1,988,963	10.4%
Robert Graifman	341,027(11)	115,000(12)	226,027	1.2%
Harry Schessel	132,500(13)	140,000(14)	0	0
Jon Greene	117,500(15)	167,500(16)	0	0
David Kahn	160,625(17)	200,000(18)	0	0
Murray Fish	100,000(19)	100,000	0	0
Laurent Ohana	150,000(20)	100,000(21)	50,000	*
Edward James	75,000(22)	75,000	0	0
Emanuel Pearlman	66,250(23)	66,250	0	0
Mark Tuomenoska	60,000(24)	60,000	0	0
Jonathan Mark	60,000(25)	60,000	0	0
Robert Pons	100,000(26)	100,000	0	0
Daniel Geer	20,000(27)	20,000	0	0
Jonathan Maslow	50,000(28)	50,000	0	0

George Conant	17,500(29)	17,500	0	0
Ronald Keenan	17,500(30)	17,500	0	0
Andrew Maslow	17,500(31)	17,500	0	0
Robert Rosenbaum	16,800(32)	16,800	0	0
William Hancock	15,000(33)	15,000	0	0
Robert Russo	15,000(34)	15,000	0	0
Sam Schwartz	36,084(35)	12,500	23,584	*
Michael Matthews	11,594(36)	11,594	0	0
Brad Taylor	10,937(37)	10,937	0	0
Kenneth Conquest	10,000(38)	10,000	0	0
Marcus Ranum	8,575(39)	8,575	0	0
Michael Metzler	7,812(40)	7,812	0	0
Al Maguire	7,600(41)	7,600	0	0
Gustin Partners	7,500(42)	7,500	0	0
Marty Dorfman	6,500(43)	6,500	0	0
Paul Hacker	4,375(44)	4,375	0	0
Ethan Hutchison	4,000(45)	4,000	0	0
Lauren Whitehouse	2,500(46)	2,500	0	0
Christie Rotter	1,552(46)	1,552	0	0
Hiroyuki Nozawa	2,000(47)	2,000	0	0

* Less than 1%

(1)
Unless otherwise indicated, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.

(2)	Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(3)
Beneficial ownership of shares held by each selling stockholder after this offering assumes that each selling stockholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering.

(4)	Assumes a base of 19,764,724 shares of Common Stock outstanding.

(5)
Includes (i) 381,303 shares of Common Stock held by Mr. Horowitz, (ii) 4,337,861 shares of Common Stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,467,800 shares of Common Stock held by CMH Capital Management Corp. (“CMH”), an entity solely owned by Mr. Horowitz, (iv) 550,000 shares of Common Stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of Common Stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of Common Stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) 127,500 shares of Common Stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of Common Stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 10,625 shares of Common Stock which are not currently exercisable. The address of CMH Capital Management Corp. is 445 Park Avenue, New York, New York 10022.

(6)	Includes 4,337,861 shares of Common Stock subject to currently exercisable stock options held by Mr. Horowitz and 10,625 shares of Common Stock subject to stock options not currently exercisable.

(7)
Includes (i) 1,280,207 shares of Common Stock held by Wheatley Partners II, L.P., (ii) 194,280 shares of Common Stock held by Wheatley Partners, L.P., (iii) 16,868 shares of Common Stock held by Wheatley Foreign Partners, L.P., (iv) 150,012 shares of Common Stock held by Mr. Rubenstein, (v) 47,500 shares of Common Stock subject to currently exercisable stock options held by Mr. Rubenstein, and (vi) 829,226, 619,983, 309,316, 294,810 and 1,049 shares of Common Stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P. and Marilyn Rubenstein, respectively. Does not include options to purchase 11,875 shares of Common Stock held by Mr. Rubenstein which are not currently exercisable. The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 6 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on January 3, 2005 and Form 4s filed by Mr. Rubenstein with the Securities and Exchange Commission on December 21, 2004 and February 17, 2005. Barry Rubenstein is a general partner of Wheatley Partners II, L.P. and a member of the general partner of each of Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the President and sole director of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein. Mr. Rubenstein disclaims beneficial ownership of the shares of Common Stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545. The address of Wheatley Partners II, L.P. and Wheatley Partners, L.P. is 60 Cuttermill Road, Great Neck, New York 11021. The address of Wheatley Foreign Partners, L.P. is c/o Fiduciary Trust, One Capital Place, Snedden Road, P.O. Box 162, Grand Cayman, British West Indies. The address for Woodland Venture Fund, Seneca Ventures, Brookwood Partners, L.P. and Woodland Partners is c/o Barry Rubenstein, 68 Wheatley Road, Brookville, New York 11545.

(8)	Includes 47,500 shares of Common Stock to currently exercisable stock options and 11,875 shares of Common Stock subject to stock options not currently exercisable.

(9)
Includes (i) 1,280,207 shares of Common Stock held by Wheatley Partners II, L.P., (ii) 194,280 shares of Common Stock held by Wheatley Partners, L.P., (iii) 16,868 shares of Common Stock held by Wheatley Foreign Partners, L.P., (iv) 509,483 shares of Common Stock owned by Mr. Lieber, and (v) 47,500 shares of Common Stock subject to currently exercisable stock options owned by Mr. Lieber. Does not include options to purchase 11,875 shares of Common Stock owned by Mr. Lieber which are not currently exercisable. The aforementioned beneficial ownership by Mr. Lieber is based upon Amendment No. 6 to Schedule 13D jointly filed by Mr. Lieber and related parties with Securities and Exchange Commission on January 3, 2005 and Form 4s filed with the Securities and Exchange Commission on December 21, 2004 and February 17, 2005. Mr. Lieber disclaims beneficial ownership of the shares of Common Stock held by Wheatley Partners II, L.P., Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his equity interest therein. The address of Irwin Lieber is c/o Wheatley Partners, II, L.P., 80 Cuttermill Road, Great Neck, New York 11021.

(10)	Includes 47,500 shares of Common Stock subject to currently exercisable stock options and 11,875 shares of Common Stock subject to stock options not currently exercisable.

(11)
Includes (i) 154,777 shares of Common Stock, (ii) 75,000 shares subject to currently exercisable warrants and (iii) 111,250 shares subject to currently exercisable stock options issued to Mr. Graifman. Does not include options to purchase 3,750 shares of Common Stock which are not currently exercisable.

(12)	Includes 111,250 shares subject to currently exercisable stock options issued to Mr. Graifman and 3,750 shares of Common Stock subject to stock options not currently exercisable.

(13)
Includes 132,500 shares of Common Stock subject to currently exercisable stock options issued to Mr. Schessel. Does not include options to purchase 7,500 shares of Common Stock which are not currently exercisable.

(14)	Includes 132,500 shares subject to currently exercisable stock options issued to Mr. Schessel and 7,500 shares of Common Stock subject to options which are not currently exercisable.

(15)	Includes 117,500 shares of Common Stock subject to currently exercisable options. Does not include options to purchase 50,000 shares of Common Stock which are not currently exercisable.

(16)	Includes 117,500 shares of Common Stock subject to currently exercisable options issued to Mr. Greene and 50,000 shares of Common Stock subject to options which are not currently exercisable.

(17)
Includes 160,625 shares of Common Stock subject to currently exercisable stock options issued to Mr. Kahn. Does not include options to purchase 39,375 shares of Common Stock which are not currently exercisable.

(18)	Includes 160,625 shares of Common Stock subject to currently exercisable options and 39,375 shares of Common Stock subject to options which are not currently exercisable.

(19)	Includes 100,000 shares of Common Stock subject to currently exercisable options.

(20)	Includes 150,000 shares of Common Stock subject to currently exercisable options and warrants issued to Mr. Ohana.

(21)	Includes 100,000 shares of Common Stock subject to currently exercisable options issued to Mr. Ohana.

(22)	Includes 75,000 shares of Common Stock subject to currently exercisable options.

(23)	Includes 66,250 shares of Common Stock subject to currently exercisable options.

(24)	Includes 60,000 shares of Common Stock subject to currently exercisable options.

(25)	Includes 60,000 shares of Common Stock subject to currently exercisable options.

(26)	Includes 100,000 shares of Common Stock subject to currently exercisable options.

(27)	Includes 20,000 shares of Common Stock subject to currently exercisable options.

(28)	Includes 50,000 shares of Common Stock subject to currently exercisable options.

(29)	Includes 17,500 shares of Common Stock subject to currently exercisable options.

(30)	Includes 17,500 shares of Common Stock subject to currently exercisable options.

(31)	Includes 17,500 shares of Common Stock subject to currently exercisable options.

(32)	Includes 16,800 shares of Common Stock subject to currently exercisable options.

(33)	Includes 15,000 shares of Common Stock subject to currently exercisable options.

(34)	Includes 15,000 shares of Common Stock subject to currently exercisable options.

(35)	Includes 12,500 shares of Common Stock subject to currently exercisable options.

(36)	Includes 11,594 shares of Common Stock subject to currently exercisable options.

(37)	Includes 10,937 shares of Common Stock subject to currently exercisable options.

(38)	Includes 10,000 shares of Common Stock subject to currently exercisable options.

(39)	Includes 8,575 shares of Common Stock subject to currently exercisable options.

(40)	Includes 7,812 shares of Common Stock subject to currently exercisable options.

(41)	Includes 7,600 shares of Common Stock subject to currently exercisable options.

(42)	Includes 7,500 shares of Common Stock subject to currently exercisable options.

(43)	Includes 6,500 shares of Common Stock subject to currently exercisable options.

(44)	Includes 4,375 shares of Common Stock subject to currently exercisable options.

(45)	Includes 4,000 shares of Common Stock subject to currently exercisable options.

(46)	Includes 2,500 shares of Common Stock subject to currently exercisable options.

(47)	Includes 1,552 shares of Common Stock subject to currently exercisable options.

(48)	Includes 2,000 shares of Common Stock subject to currently exercisable options.

PLAN OF DISTRIBUTION

This offering is self-underwritten. Neither we nor the selling stockholders have employed an underwriter for the sale of Common Stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of their Common Stock. There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered by them under this prospectus or otherwise.

At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of Common Stock at any of the following prices:

•	fixed prices that may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; and

•	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

Since we do not satisfy the registrant requirements for use of Form S-3 at the time of filing this prospectus, the Rule 144(e) volume limitations shall be applicable to the amount of securities to be reoffered or resold by means of this reoffer prospectus by each person, and any other person with whom he or she is acting in concert for purposes of selling securities of the Company. The volume limitations in Rule 144(e) provide for the sale within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which currently equals 197,765 as of the date of this prospectus) or (ii) the average weekly trading volume during the four prior calendar weeks.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country other than the United States. To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholders with respect to any purchase or sale of shares of Common Stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our Common Stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby have been passed upon for us by Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York 10022. Sam Schwartz, a partner of that firm, owns 23,584 shares of our Common Stock and options to purchase 12,500 shares of our Common Stock as of the date of this prospectus.

EXPERTS

The financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2005 have been so incorporated in reliance on the report of Radin, Glass & Co., LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements for the year ended December 31, 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2005 have been so incorporated in reliance on the report of Eisner LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Network-1 Security Solutions, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference in, and made a part of, this Registration Statement:

1.	Our Annual Report on Form 10-KSB for the year ended December 31, 2005 (filed April 12, 2006);

2.
Our current reports on Form 8-K and Form 8-K/A filed on February 8, 2006, February 9, 2006, February 15, 2006, March 31, 2006, April 17, 2006, May 16, 2006, August 7, 2006, September 14, 2006, November 15, 2006, November 28, 2006 and December 22, 2006;

3.	Our Quarterly Report on Form 10-QSB for the period ended March 31, 2006, June 30, 2006 and September 30, 2006 (filed May 15, 2006, August 3, 2006 and November 14, 2006); and

4.	The description of our Common Stock incorporated by reference in our Registration Statement on Form 8-A (filed October 9, 1998), as amended on November 3, 1998.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide at no cost to each person to whom this prospectus is delivered, upon written or oral request, a copy of any of these filings, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. You should direct such requests to us at 445 Park Avenue, Suite 1028, New York, New York 10021, Attention: Corey M. Horowitz, Chairman and Chief Executive Officer, telephone number (212) 829-5770.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock offered hereby has been passed upon by the Company by Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (“ELLK”), 805 Third Avenue, New York, New York 10022, Sam Schwartz, a partner of ELLK, currently owns 23,584 shares of our Common Stock and options to purchase 12,500 shares of our Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling the Company’s directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director’s liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company’s corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

No.	Description

4.1	The Company’s Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on October 6, 2000, and incorporated herein by reference.

4.2*	Form of Stock Option Agreement.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. regarding legality of securities being registered.

23.1*	Consent of Radin Glass & Co., LLP independent registered public accounting firm.

23.2*	Consent of Eisner LLP, former independent registered public accounting firm.

23.3*	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (contained in Exhibit 5.1).

24.1*	No person has signed this Registration Statement under a power of attorney. A power of attorney relating to the signing of amendments hereto is incorporated in the signature page hereof.

* Filed herewith

ITEM 9.  UNDERTAKINGS.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

Dated:     February 12, 2007

NETWORK-1 SECURITY SOLUTIONS, INC.

By:	/s/ Corey M. Horowitz
Corey M. Horowitz
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Corey M. Horowitz his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive Officer	February 12, 2007
Corey M. Horowitz	(principal executive officer)

/s/ David C. Kahn	Chief Financial Officer	February 12, 2007
David C. Kahn	(principal financial and accounting officer)

/s/ Robert Graifman	Director	February 12, 2007
Robert Graifman

/s/ Robert Pons	Director	February 12, 2007
Robert Pons

/s/ Laurent Ohana	Director	February 12, 2007
Laurent Ohana

INDEX TO EXHIBITS

No.	Description

4.1	The Company’s Amended and Restated 1996 Stock Option Plan. Previously filed as an attachment to the Company’s Proxy Statement filed on October 6, 2000, and incorporated herein by reference.

4.2*	Form of Stock Option Agreement.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. regarding legality of securities being registered.

23.1*	Consent of Radin Glass & Co., LLP independent certified public accountants.

23.2*	Consent of Eisner LLP, former independent registered accounting firm.

23.3*	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (contained in Exhibit 5.1).

24.1*	No person has signed this Registration Statement under a power of attorney. A power of attorney relating to the signing of amendments hereto is incorporated in the signature page hereof.

* Filed herewith